December 17, 2002

The Board of Trustees
OFI Tremont Market Neutral Hedge Fund
498 Seventh Avenue
New York, New York 10018

To the Board of Trustees:

      OppenheimerFunds,  Inc.  ("OFI") hereby offers to purchase 100 shares of
OFI Tremont  Market  Neutral  Hedge Fund (the "Fund") at a net asset value per share of $1,000  for each  such  class,  for an  aggregate  purchase  price of
$100,000.

      In connection  with such purchase,  OFI represents that such purchase is made  for  investment  purposes  by  OFI  without  any  present  intention  of redeeming or selling such shares.

                                    Very truly yours,

                                    OppenheimerFunds, Inc.

                                    /s/Brian W. Wixted
                                    ---------------------------
                                    Brian W. Wixted
                                    Senior Vice President & Treasurer